Exhibit 99.1

Contacts:
Universal Hospital Services, Inc.
Gary Blackford, 952-893-3250
President and Chief Executive Officer
or
Rex Clevenger, 952-893-3254
Senior Vice President and Chief Financial Officer

Universal Hospital Services, Inc. Begins Tender Offer and Consent Solicitation for Its 10.125% Senior Notes Due 2011

Edina, MN, April 30, 2007, Universal Hospital Services, Inc. (the “Company”), today announced that it has initiated a cash tender offer to purchase any and all of the $260,000,000 outstanding aggregate principal amount of its 10.125% Notes due 2011 (CUSIP Number 91359PAB6). In conjunction with the tender offer, the Company is soliciting consents to amend the indenture governing the Notes to eliminate substantially all of the restrictive covenants, certain affirmative covenants and certain events of default contained in the indenture. The tender offer is scheduled to expire at 5:00 P.M., New York City time on May 29, 2007 (the “Expiration Time”), unless extended or earlier terminated.

Subject to certain conditions precedent described in the Offer to Purchase and Consent Solicitation Statement, holders who validly tender Notes and deliver consents prior to 5:00 p.m., New York City time, on May 11, 2007, unless extended (the "Consent Payment Deadline"), will be entitled to receive the total consideration, as described below, which includes a consent payment of $30 per $1,000 principal amount of Notes (the "Consent Payment"). Holders who validly tender Notes after the Consent Payment Deadline but prior to Expiration Time, will be entitled to receive the tender consideration, which is equal to the total consideration less the Consent Payment. Tendered Notes may be withdrawn and the related consent may be revoked at any time prior to the Consent Payment Deadline.

On April 15, 2007, the Company, UHS Merger Sub, Inc. and UHS Holdco, Inc. (“Purchaser”) entered into a definitive merger agreement pursuant to which UHS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser will merge with and into the Company (the “Merger”). The closing of the transactions under the merger agreement is subject to a number of customary conditions. Purchaser is an affiliate of Bear Stearns Merchant Banking, the private equity affiliate of The Bear Stearns Companies Inc. The offer and consent solicitation is being made in connection with the Merger.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn is the price equal to (i) the sum of (a) the present value, determined in accordance with standard market practice, on the Settlement Date (as defined below) of $1,050.63 payable on November 1, 2007 (the “First Call Date”) plus (b) the present value, determined in accordance with standard market practice, on the Settlement Date, of the interest payments that would accrue and be payable from the last interest payment date prior to such date until the First Call Date, determined on the basis of a yield equal to the sum of (A) the yield to maturity on the 4.250% U.S. Treasury Note due October 31, 2007 (the “Reference Security”), as calculated by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as dealer manager (the “Dealer Manager”), in accordance with standard market practice based on the bid-side price of the Reference Security as of 2:00pm New York City time on May 23, 2007 (the “Pricing Date”), as displayed on the Bloomberg Government Pricing Monitor Page PX3 or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (B) 50 basis points, minus (ii) accrued and unpaid interest to, but not including, the Settlement Date. The total consideration includes the Consent Payment. The “Settlement Date” will be the second business day following the day on which the Expiration Date occurs.

Holders tendering Notes will be required to consent to proposed amendments to the indentures governing the Notes, which will eliminate substantially all of the restrictive covenants, several affirmative covenants and certain events of default contained in the indenture. Adoption of the proposed amendments requires the consent of at least a majority of the outstanding principal amount of the Notes.

The consummation of the tender offer and consent solicitation is subject to the conditions set forth in the Offer to Purchase, including, among other things, the receipt of consents of holders representing the majority in aggregate principal amount of the Notes and the satisfaction or waiver of all conditions to the consummation of the Merger. The Company reserves the right to amend the terms of the tender offer and consent solicitation.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at 866-470-3700 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager for the tender offer and the solicitation agent for the consent solicitation, Merrill Lynch & Co., which may be contacted at 212-449-4914 (collect) or 888-654-8637 (toll free).

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE, OR A SOLICITATION OF CONSENTS WITH RESPECT TO ANY SECURITIES. THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE COMPANY’S OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DATED APRIL 30, 2007.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. The Company offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. The Company currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Forward-looking statements

This press release may include statements concerning potential future events involving the Company and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors, including those factors identified the Company’s reports filed with the Securities and Exchange Commission including in the “Risk Factors” section of the Company’s Form 10-K for the most recently ended fiscal year. The Company undertakes no obligations to update any forward-looking statements in this press release to reflect future events or developments.